Exhibit 99.1

FASTENAL COMPANY – ANNOUNCES STOCK REPURCHASE PROGRAM

Fastenal Company (Winona, MN – NASDAQ: FAST) announced today that its board of directors has authorized purchases by the company of up to an additional 1,000,000 shares of its common stock in transactions on THE NASDAQ or otherwise (over and above previously authorized amounts). Fastenal Company has approximately 149 million shares of common stock outstanding. During 2007, Fastenal has purchased approximately 2.1 million shares, year-to-date. These repurchases have consumed all of the previous stock repurchase authorizations.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of October 31, 2007, the Company operated 2,150 stores in all 50 U.S. states, Canada, Puerto Rico, Mexico, and Singapore selling to the general public. The Company operates 13 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada, and Monterrey, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G